EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LogicVision Appoints James T. Healy as President and CEO;

Dr. Vinod Agarwal Becomes Executive Chairman

and Chief Strategist

SAN JOSE, CA. – Dec. 1, 2003 – LogicVision, Inc., (NASDAQ:LGVN), a leading provider of embedded test for integrated circuits and systems, today announced the appointment of James T. Healy, 63, as president and chief executive officer effective immediately. He will also join the board of directors. Healy succeeds LogicVision founder Dr. Vinod Agarwal who will continue to play a very critical role as Executive Chairman and Chief Strategist.

“Jim is an excellent addition to our company,” said Dr. Agarwal. “He has more than 30 years of industry experience in managing operations, engineering, sales, and marketing with a number of semiconductor equipment companies. His expertise and knowledge of our business will be invaluable as LogicVision enters its next level of growth.

“Jim’s appointment will also provide me with the opportunity to focus more on building strategic partnerships and enhancing our technological leadership. We believe that these management changes have strengthened our executive team and will enable LogicVision to realize its full potential in the embedded test market,” said Dr. Agarwal.

“I am very excited to join the LogicVision team,” said Jim Healy. “I see many growth opportunities and I believe LogicVision will become a key industry player as our embedded test technology achieves widespread acceptance in the marketplace.”

Healy was most recently president of Spirox, USA, a leading provider of advanced IC solutions from design and fabrication through assembly and test for the semiconductor and technology industries. Spirox is the distributor for LogicVision products in Greater China. Prior to joining Spirox, Healy was president of ASAT USA, a wholly owned subsidiary of ASAT Holdings Ltd., a leading provider of IC package design, assembly and test services. He has also been president and CEO of Genus Inc. and Credence Systems Corporation, and has held a series of executive management positions at FormFactor, Inc. and LTX Corporation.

Healy received the Semiconductor Association’s Bob Graham award for career-long leadership in advancing the sales, marketing and development of processes within the semiconductor industry. He has also served on the Semiconductor Technical Advisory Committee of the Department of Commerce, and has published two books, “Automatic Testing and Evaluation of Digital Integrated Circuits,” and “Winning the High Tech Sales Game.” Healy has a master’s degree in science from California State University at Hayward. He continues to sit on the Board of Spirox USA.

About LogicVision, Inc.

LogicVision provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. LogicVision’s embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including the broader adoption of the company’s embedded test solutions, the effect of management changes on the company’s executive team and the company’s ability to realize its full potential, and the company’s growth opportunities and ability to become a key industry player, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the impact of competitive products and technological advances, and other risks detailed in LogicVision’s Form 10-Q for the quarter ended September 30, 2003, and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

CONTACTS

LogicVision contact: Bruce M. Jaffe Chief Financial Officer and Vice President (408) 453-0146 bjaffe@logicvision.com	Investors/Financial Media: Mary McGowan Stapleton Communications Inc. (650) 470-0200 Mary@stapleton.com